Exhibit 4.9

SECOND WARRANT

COMMON STOCK PURCHASE WARRANT

NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR THE SHARESRES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE WARRANT NOR SUCH SHARES MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

MICROMEM TECHNOLOGIES INC.

No.	Shares

THIS CERTIFIES that, for value received,                                    (the “Holder”) currently residing at                                              , is entitled to subscribe for and purchase from MICROMEM TECHNOLOGIES INC., an Ontario, Canada corporation (the “Company”), upon the terms and conditions set forth herein, at any time after the date hereof, and before 5:00 P.M. on                          (insert the two year anniversary of the date the First Warrant was first issued), (the “Exercise Period”),                                 (                  ) Units, each comprised of one fully paid, validly issued and nonassessable shares of common stock, without par value, of the Company (“Common Stock”), at an exercise price of U.S.$0.60 per share (the “Exercise Price”).  If the last day of the Exercise Period is a day on which banking institutions in the State of Ontario are required or authorized to close, then the Exercise Period shall end on the next succeeding day which is not such a day. The number of shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Exercise Price may be adjusted from time to time as hereinafter set forth.

As used herein the term “this Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part.  Upon each adjustment of the Exercise Price as a result of the calculations made in Section 5, this Warrant shall thereafter evidence the right to receive, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest one-hundredth) obtained by multiplying the aggregate number of shares covered by this Warrant immediately prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and the denominator of which is the Exercise Price in effect immediately after such adjustment of the Exercise Price.

1.                                       This Warrant may be exercised during the Exercise Period, as to the whole or any lesser number of the respective whole Warrant Shares, by surrender of this Warrant to the principal offices of the Company, together with the Form of Election attached hereto, duly executed, and accompanied by payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is then being exercised (the “Purchase Price”).  Such payment may be made, at the option of the Holder, by cash, money order, certified or bank cashier’s check or wire transfer;.

2.                                       Upon the exercise of the Holder’s rights to purchase Warrant Shares pursuant to Section 1 above, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Warrant Shares shall not then have been actually delivered to the Holder.  As soon as practicable after the exercise of this Warrant pursuant to Section 1 above, a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee and dated the date of such exercise, shall be issued by the Company to the Holder.  If the Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.

3.                                       The Holder may transfer or assign this Warrant, in whole or in part, from time to time without the consent of the Company.  Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Form of Assignment annexed hereto duly executed (with signature guaranteed, if required by the Company or its stock transfer agent) and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such instrument of assignment and this Warrant shall promptly be canceled.

4.                                       The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon exercise of this Warrant, upon receipt by the Company of the full Exercise Price shall at the time of issuance be validly issued, fully paid, nonassessable, free of all taxes, liens and charges created by the Company, and free of preemptive rights.  If the Common Stock is or becomes listed on any national securities exchange or the NASDAQ Stock Market, the Company shall at its expense cause all shares of Common Stock issuable upon exercise of the Warrants to be listed on such exchange subject to notice of issuance or quoted on the NASDAQ Stock Market, as the case may be.

5.                                       So long as this Warrant shall be outstanding, the number of Warrant Sharess for which this Warrant shall be exercisable shall be subject to the adjustment described in the second paragraph of this Warrant and the Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)  In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) issue shares of Common Stock or securities convertible into Common Stock for consideration less than the Exercise Price of the Warrant on the date of issuance of such securities; (iii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares (including any such reclassification in connection with a consolidation or merger, whether or not the Company is the continuing corporation), or (iv) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Units shall be Exercise Price in effect at the time of the record date for such dividend or distribution, the sale of such securities or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted as of the effective date of such event by multiplying such Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately following such event and the numerator of which shall be the number of shares of

Common Stock outstanding immediately prior thereto. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)  No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $.05 in such price; provided, however, that any adjustments which by reason of this subsection (5)(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.

(c)  Each computation required by this Section 5 for purposes of determining whether the Exercise Price shall be adjusted shall be performed by the Company’s Chief Financial Officer on the basis of the Company’s internally prepared unaudited financial statements. Such unaudited financial statements shall be prepared and delivered to each Holder promptly after the event requiring such adjustment, and shall be accompanied by a certificate signed by the President and Chief Financial Officer certifying that such unaudited statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles on a basis consistently applied and included all adjustments (consisting only of normal, recurring accruals) necessary for a fair presentation of the financial position and results of the Company as of the end of each such period. Any dispute between the Holder and the Company in regard to such a computation shall be referred to and decided by a firm of independent certified public accountants mutually acceptable to the Company and the Holder, which shall be a firm of recognized national reputation (the “Accounting Firm”). Absent manifest error, the computations of the Accounting Firm shall be final and binding on the Company and the Holder.

(d)  Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly cause to be mailed to the Holder, at its address appearing in the Warrant Register, a notice setting forth the adjusted Exercise Price and adjusted number of Warrant Units (and the component parts thereof) issuable upon exercise of each Warrant, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.

(e)  All calculations under this Section (5) shall be made to the nearest cent or to the nearest Warrant Unit, as the case may be.

(f)  In the event that at any time, as a result of an adjustment made pursuant to this Warrant, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant or the Second Warrants shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subsection (a) above.

(g)  Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

6.                                       (a)                                  In case of any consolidation with or merger of the Company with or into another corporation (other than a merger in which the Company is the surviving corporation), or in case of any sale, lease, or conveyance to another corporation of the business, property or assets of any nature of the Company as an entirety or substantially as an entirety, such successor, leasing, or purchasing corporation, as the case may be, shall as a condition precedent to such transaction (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant at any time prior to the expiration of the Exercise Period, at the Exercise Price in effect immediately prior to the consummation of such transaction, the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease, or conveyance and (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, to effect such agreement. Such agreement shall provide for adjustments which shall be identical to the adjustments in Section 5. In the event that in connection with any such consolidation, merger, sale, lease or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issuance of additional shares covered by the provisions of Section 5 hereof.

(b)                                 In case of any reclassification, reorganization or other change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification, reorganization or other change (including the right to receive cash, securities or other property of any other person) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant at any time prior to the expiration of the Exercise Period the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, reorganization, change, consolidation, or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, reorganization, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be identical to the adjustments in Section 5. In the event that in connection with any such reclassification, reorganization, change of shares, consolidation or merger additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of additional shares covered by the provisions of Section 5 hereof.

(c)                                  The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

7.                                       In case at any time the Company shall propose:

(a)                                  to pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Common Stock; or

(b)                                 to issue any rights, warrants, or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants, or other securities; or

(c)                                  to effect any reclassification, reorganization or other change of outstanding shares of Common Stock, or any consolidation, merger, sale, lease, or conveyance of property, described in Section 6; or

(d)                                 to effect any liquidation, dissolution, or winding-up of the Company, or if any involuntary proceeding is commenced for the liquidation, dissolution or winding-up of the Company; or

(e)                                  to take any other action which would cause an adjustment to the Exercise Price;

then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to the Holder at the Holder’s address as it shall appear on the books of the Company, mailed at least twenty (20) days prior to (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, winding-up or otherwise is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, winding-up or otherwise, or (iii) the date of such action which would require an adjustment to the Exercise Price.  Such notice shall contain a description in reasonable detail of the proposed action and stating the date or expected date referred to in clauses (i) through (iii) above, as applicable.

8.                                       The issuance of any Warrant Shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company, for other Warrants of different denominations entitling the Holder hereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder.

9.                                       No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock. “Fair Market Value” means, as of any date, (i) if shares of Common Stock are listed on a national securities exchange, the average of the closing sale price per share therefor on the securities exchange on which the greatest average volume of such shares are traded over the last ten (10) trading days before such date, (ii) if such shares of Common Stock are listed on The Nasdaq National Market, the Nasdaq SmallCap Market or quoted on an interdealer quotation system but not on any national securities exchange, the average of the closing sales price per share therefor on The Nasdaq National Market, the Nasdaq SmallCap Market or interdealer quotation system (as the case may be), for the last ten (10) trading days before such date, (iii) if such shares of Common Stock are not listed or quoted on either a national securities exchange, The Nasdaq National Market, the Nasdaq SmallCap Market or other interdealer quotation system, the average over the last twenty (20) trading days before such date of the average of the closing bid and asked prices per share therefor on the pink-sheets or non-interdealer quotation system ,or (iv) if no such sales or bid and asked prices are available, the fair market value per share of the Common Stock as of such date, as determined in good faith by the Board of Directors of the Company and shall not, in any event, be less than the greater of the price per share of the Common Stock payable in connection with the then most recent issuance of Common Stock and the average exercise price placed upon any warrants and Options issued in the thirty days prior to the date of determination of such Fair Market Value, or if no such issuances have occurred within such thirty day period, the average exercise price placed upon the prior three issuances of warrants and/or options by the Company.

10.                                 The Company represents and warrants to Holder that:

(a)                                  The Company is a corporation duly organization, validly existing and in good standing under the laws of Ontario, Canada; has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed.

(b)                                 The Company has all requisite power and authority to enter into and perform all of its obligations under this Warrant and to carry out the transactions contemplated hereby. The Company has taken all corporate or stockholder actions necessary to authorize it to enter into and perform all of its obligations under this Warrant and to consummate the transactions contemplated hereby. The execution and delivery of this Warrant does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) its articles or organization, by-laws or other governing documents, (ii) any agreement, contract, lease, license, mortgage, indenture, guarantee, or other instrument, undertaking or commitment to which the Company is a party or by which it or its properties or assets are bound or (iii) any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(c)                                  This Warrant is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

(d)                                 There are no claims for brokerage commissions, finder’s fees or similar sales compensation in connection with this Warrant based upon any arrangement or agreement made by or on behalf of the Company, and the Company agrees to indemnify and hold harmless any holder of this Warrant against any liability or expense to it arising out of such a claim to the extent that such claim arises out of actions or alleged actions of the Company.

(e)                                  The Company agrees to indemnify and hold harmless the holder of this Warrant and any affiliates, officers, directors, shareholders, members, partners and agents of the holder of this Warrant against any and all loss, liability, claim, damage, and expense whatsoever

(including, but not limited to, any and all expenses whatsoever, including the fees and disbursements of counsel, reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever), arising out of or based upon any breach or failure by the Company to comply with any representation, warranty, covenant, or agreement made by the Company herein.

(f)                                    The Company agrees that it shall not by any action including, without limitation, amending its Articles of Organization or By-laws, or through any reorganization, transfer of assets, amalgamation, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof against dilution (to the extent provided herein) or impairment.

11.                                 Registration Rights.  The initial holder of this Warrant is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement (as defined below), and any subsequent holder hereof may be entitled to such rights.

12.                                 Certificates evidencing the Warrant Shares issued upon exercise of the Warrant shall bear the following legend, unless a registration statement under the Securities Act of 1933 is then effective with respect to the Warrant Shares:

“THIS STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS BY REASON OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

The Holder shall be entitled to the rights and benefits set forth in a certain Registration Rights Agreement of even date herewith by and among the Company and the persons named therein (the “Registration Rights Agreement”)..

13.                                 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant (and upon surrender of any Warrant if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor, and denomination.

14.                                 The Holder of any Warrant shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

15.                                 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or sent by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, if sent to the Company, at: 777 Bay Street, Suite 1910,

Toronto, Ontario M5G 2E4, Canada, Attention: Joseph Fuda; or if sent to the Holder, at the Holder’s address as it shall appear on the Warrant Register; or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15.  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 15 shall be deemed given at the time of receipt thereof.

16.                                 This Warrant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

17.                                 This Warrant shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within such State, without regard to principles of conflicts of law.

18.                                 The Company irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Warrant, or a breach of this Warrant or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process.

Dated: , 2004	MICROMEM TECHNOLOGIES INC.

By:
Name:
Title:

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the attached Warrant.)

FOR VALUE RECEIVED,                                                              hereby sells, assigns, and transfers unto                                            a Warrant to purchase shares of Common Stock, without par value, of Micromem Technologies, Inc. (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint                                        attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:

Signature

NOTICE

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

To:                              Micromem Technologies, Inc.

777 Bay Street, Suite 1910

Toronto, Ontario M5G 2E4

Canada

Fax: (416) 360-4034

ELECTION TO EXERCISE

The undersigned hereby exercises its rights to purchase                              Warrant Shares covered by the within warrant and tenders payment herewith in the amount of $                           in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated:	Name
(Print)

Address:

(Signature)